Exhibit 99.1

Warrant No.

NAME OF HOLDER:

NUMBER OF SHARES OF COMMON STOCK:

DATE:                     , 2011

FLORIDA BANK GROUP, INC.

NONTRANSFERABLE STOCK PURCHASE WARRANT

THIS NONTRANSFERABLE STOCK PURCHASE WARRANT (the “Warrant”) is dated as of                     , 2011 and is issued by Florida Bank Group, Inc., a Florida corporation (the “Company”), to the individual whose name is set forth above.

This certifies that, for value received, the above-named holder (the “Holder”) is entitled to purchase from the Company the number of shares of Common Stock (“Common Stock”) of the Company which is set forth above. This Warrant must be exercised at any time, and from time to time, in whole or in part before March 31, 2012. Notwithstanding the foregoing, this Warrant must be exercised (or it will otherwise expire) upon the occurrence of any one of the following events (which event must occur before March 31, 2012): (a) the closing of (i) a Qualified Private Offering, (ii) a Qualified Public Offering, or (iii) a Change in Control, (b) the complete redemption of the shares of Series C Preferred Stock of the Company held by the Holder, or (c) the liquidation or dissolution of the Company. Any unexercised portion of the Warrant will expire on March 31, 2012. For purposes of this Warrant, the following terms will have the meanings given to them:

(a) a “Change in Control” means:

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a transaction or series of related transactions (including a merger, consolidation, recapitalization, or reorganization), the result of which is that Company shareholders immediately prior to the transaction are (after giving effect to such transaction) no longer, in the aggregate, the “beneficial owners” (as defined in the Securities Exchange Act of 1934, as amended), directly or indirectly, through one or more intermediaries of more than 50% of the voting power of the outstanding voting securities of the Company, or the surviving or acquiring entity (and assuming no conversion of any shares of the Company’s Series C Preferred Stock); however, the following acquisitions will not constitute or result in a change in control: (i) any issuance of stock by the Company without any subsequent redemption of stock of the Company with the proceeds from the issuance, or (ii) any acquisition by an employee benefit plan, or related trust, sponsored or maintained by the Company or any subsidiary; or

•	a sale by the Company of all or substantially all of its assets, other than in connection with a plan of liquidation or dissolution.

(b) a “Qualified Private Offering” means the closing of a private placement of shares of Common Stock with minimum proceeds of $50,000,000 by December 31, 2011; and

(c) a “Qualified Public Offering” means the closing of an offering of shares of Common Stock registered in accordance with the provisions of the Securities Act of 1933, as amended, with minimum proceeds of $50,000,000 and a minimum offering price of three times the Conversion Price (as such term is defined in the terms of the Series C Preferred Stock).

The purchase price per share (“Warrant Price”) for each share of Common Stock shall be an amount equal to $.01 per share of the Common Stock.

This Warrant shall be exercised, in whole or in part by: (i) written notice of intent to exercise the Warrant with respect to a specific number of shares of Common Stock, which notice is delivered by hand delivery or registered or certified mail, return receipt requested, to the Company at its principal office; and (ii) payment in full (by a check or money order payable to “Florida Bank Group, Inc.”) to the Company at such office, of the amount of the Warrant Price for the number of shares of Common Stock with respect to which the Warrant is then being exercised.

Upon surrender of the Warrant and payment of the Warrant Price, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in the name of the Holder, a certificate or certificates for the number of full shares of Common Stock so purchased upon the exercise of the Warrant, together with cash in respect to any fractional share otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and the Holder shall be deemed to have become a holder of record of such shares as of the date of the surrender of the Warrant and payment of the Warrant Price. Subject to the terms of this Warrant, the rights of purchase represented by the Warrant shall be exercisable at the election of the Holder either in full or from time to time in part and, in the event the Warrant is exercised in respect of less than all of the shares of Common Stock for which the Warrant may be exercised at any time prior to the date of expiration of the Warrant, a new Warrant in respect to the shares to which this Warrant shall not have been exercised shall be so issued by the Company.

In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend, the Board of Directors of the Company shall make such corresponding adjustments, if any, as may be appropriate in the Warrant Price, and the number, and kind of shares or property subject to the Warrant herein; provided, however, that no dilution of the Holder’s Warrant, or the shares of Common Stock covered thereby, shall result from any such adjustments.

The Company shall not be required to issue fractional shares on the exercise of the Warrant. If any fraction of a share would be issuable on the exercise of the Warrant (or specified portion thereof) such fractional share shall be rounded to the nearest whole share of Common Stock.

The Holder hereof may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby.

Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or receive dividends or to consent or to receive notice as shareholder in respect to any meeting of shareholders, or any rights whatsoever as shareholder of the Company, with respect to the shares of Common Stock subject to the Warrant prior to the purchase of such shares by exercise of the Warrant as provided herein.

The Warrant shall be nontransferable, otherwise than by will or the laws of descent and distribution, and shall be exercisable only by the Holder in whose name this Warrant is issued, or such Holder’s legal guardian or personal representative, or successor to such Holder by will or the laws of descent and distribution.

IN WITNESS WHEREOF, the Company has caused this Nontransferable Stock Purchase Warrant to be duly executed, all as of the day and year first above written.

FLORIDA BANK GROUP, INC.

By:
Susan Martinez
President and Chief Executive Officer

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